Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Capstone Turbine Corporation:

We consent to the incorporation by reference in the Registration Statement of Capstone Turbine Corporation on Form S-3 (File No. 333-203431) and Form S-8 (File No. 333-223126, 333-221695, 333-207967, and 333-184033) of our report dated June 7, 2018, with respect to our audits of the consolidated financial statements and related consolidated financial statement schedules of Capstone Turbine Corporation as of March 31, 2018 and 2017 and for the years ended March 31, 2018 and 2017, which report is included in this Annual Report on Form 10-K of Capstone Turbine Corporation for the year ended March 31, 2018.

/s/ Marcum LLP

Marcum LLP

Irvine, California

June 7, 2018